EXHIBIT 99.1

PARAMOUNT GOLD AND SILVER CORP. EXECUTES DEFINITIVE DOCUMENTS
FOR $9,000,000 EQUITY FINANCING

OTTAWA, ONTARIO – March 12, 2009 - Paramount Gold and Silver Corp. (TSX/NYSE.A:PZG) (“Paramount” or the “Company”) has executed a subscription agreement with the subscriber and has received conditional approval of the TSX for a non-brokered private placement (the “Financing”) of 12 million units (each, a “Unit”) at a price of C$0.75 per Unit for gross proceeds of C$9,000,000 as previously announced on March 5, 2009. Each Unit consists of one common share (“Share”) of the Company and one common share purchase warrant (“Warrant”). Each Warrant will entitle the holder to purchase one additional Share at a price of C$1.05 for a period of four years from the date of issuance. The Warrants are not exercisable until after six months from their date of issuance. The Financing is expected to close prior to the end of March 2009 subject to NYSE Alternext approval and other standard closing conditions.

The sole subscriber to the Financing is FCMI Financial Corp. (“FCMI”), a private corporation based in Toronto, controlled by Albert D. Friedberg and members of his family. Following completion of the Financing, FCMI will be the beneficial owner of 12,000,000 common shares of the Company for a total of 14.52% of the capital of the Company. If the Warrants issued pursuant to the Financing were all exercised, FCMI’s total shareholdings would represent 25.36% of the capital of the Company.

The Financing involves the private placement of securities representing over 25% of the current issued and outstanding Shares (assuming 100% exercise of the Warrants) and, as a result of the number of Units being issued to FCMI, the Financing could result in an effective change in control of the Company which, under applicable TSX rules, would ordinarily require shareholder approval. However, the Company will rely on the financial hardship exemption under section 604(e) of the TSX Company Manual in order to complete the Financing without shareholder approval. The Company's financial position has deteriorated during the past several months due to the effects of the global financial crisis and depressed capital markets which have made raising capital for junior exploration companies difficult.

The Company believes that the Financing will improve Paramount’s financial position, and all of the members of the board of directors of the Company have determined that the Financing is reasonable in the circumstances. The TSX has advised the Company that reliance on this exemption will automatically result in a TSX de-listing review to confirm that the Company continues to meet TSX continued listing requirements. Paramount believes the de-listing review is a routine procedure when using this exemption and currently complies with applicable TSX listing requirements and expects to continue to comply with such requirements following completion of the Financing.

The net proceeds of the Financing will be used to finance exploration in Mexico to advance Paramount’s San Miguel project and the surrounding 140,000 hectares of mining concessions, and for general working capital purposes. Paramount is currently planning its next technical program.

Rudi Fronk, President and CEO of Seabridge Gold Inc. (TSX:SEA) (NYSE.A:SA) and Eliseo Gonzalez-Urien, Director of Seabridge Gold Inc., will join the Board of Directors of Paramount Gold and Silver Corp. after closing of the Financing. Rudi Fronk has over 25 years experience in the gold business, primarily as a senior officer and director of publicly traded companies. Since 1999, Mr. Fronk has served as President and CEO of Seabridge Gold. Mr. Fronk previously held senior management positions with Greenstone Resources, Columbia Resources, Behre Dolbear & Company, Riverside Associates, Phibro-Salomon, Amax, and DRX. Mr. Fronk is a graduate of Columbia University and holds a Bachelor of Science in Mining Engineering and a Master of Science in Mineral Economics.

Mr. Gonzalez-Urien is one of the most highly regarded exploration geologists in the mining industry. From 1989 through 2001 Mr. Gonzalez-Urien held various executive positions with Placer Dome Inc. including Senior Vice President of the parent company and President of Placer Dome Exploration Inc. During this period he was charged with ultimate responsibility for Placer Dome´s worldwide exploration activities. Prior to Placer Dome, Mr. Gonzalez-Urien held senior positions with BHP-Utah Inc. and Noranda. He holds a degree in Geology from the University of Santiago, Chile, followed by post graduate studies in Geology at the University of California, Berkley.

The securities in the Financing have not been registered under the U.S. Securities Act of 1933 and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act. This press release does not constitute an offer to subscribe for the securities in the United States.

For further information, please contact:

Christopher Crupi

Chief Executive Officer

Paramount Gold and Silver Corp.

613.226.9881